Exhibit 99.2

Re: Agreement with Emerson to Acquire Remaining Outstanding Shares of AspenTech

Dear Valued Customer,

On January 27, 2025, AspenTech and Emerson jointly announced an agreement under which Emerson will acquire all outstanding shares of common stock of AspenTech not already owned by Emerson. Upon the closing of the transaction, AspenTech will become a wholly owned subsidiary of Emerson. The joint press release can be found here.

As we move through this process, I wanted to personally reach out to emphasize our continued commitment to you, as your valued partner. AspenTech has always been focused on helping our customers solve their most complex challenges through the combination of domain expertise and innovation. I am excited about this progression in our long-standing relationship between AspenTech and Emerson, which will further enable us to help improve your performance, resiliency, and sustainability.

Until the transaction closes, it is business as usual for AspenTech and your existing relationship with AspenTech will continue through your same points of contact.

As always, thank you for your ongoing partnership and the trust you place in AspenTech. We remain highly focused on ensuring each customer derives the utmost value from our solutions and look forward to continuing our journey together.

Sincerely,

Antonio Pietri
President and CEO
Aspen Technology, Inc.

Additional Information and Where to Find it

No tender offer for the shares of Aspen Technology, Inc. (the “Company”) has commenced at this time. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the tender offer materials that Emerson Electric Co. (together with its applicable subsidiaries, “Emerson”) will file with the U.S. Securities and Exchange Commission (the “SEC”) upon the commencement of the offer. A solicitation and offer to buy outstanding shares of the Company will only be made pursuant to the tender offer materials that Emerson intends to file with the SEC. At the time the tender offer is commenced, Emerson will file tender offer materials on Schedule TO and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 and a transaction statement on Schedule 13E-3 with the SEC with respect to the tender offer.  THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND THE SCHEDULE 13E-3 WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), the Solicitation/Recommendation Statement and the Schedule 13E-3 will be made available for free at the SEC’s website at www.sec.gov. In addition, free copies of these materials (if and when they become available) will be made available by the Company by mail to Aspen Technology, Inc., 20 Crosby Dr., Bedford, MA 01730, Attn: Investor Relations, by email at IR@aspentech.com or on the Company’s internet website at https://ir.aspentech.com.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Emerson and the proposed acquisition by Emerson of the outstanding shares of common stock of the Company that Emerson does not already own (the “Transaction”), which involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions.

Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including with respect to consummating the Transaction and any competing offers or acquisition proposals for the Company, uncertainties as to how many of the Company’s stockholders will tender their stock in the tender offer, the effects of the Transaction (or the announcement thereof) on the Company’s stock price, relationships with key third parties or governmental entities, transaction costs, risks that the Transaction disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from the Company’s ongoing business operations, changes in the Company’s business during the period between announcement and closing of the Transaction, and any legal proceedings that may be instituted related to the Transaction. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the Transaction will be completed in the anticipated timeframe or at all, that the conditions required to complete the Transaction will be met, that any event, change or other circumstance that could give rise to the termination of the definitive agreement for the Transaction will not occur or that Emerson will realize the expected benefits of the Transaction; and other risks listed under the heading “Risk Factors” in the Company’s periodic reports filed with the SEC, including Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, as well as the Schedule 14D-9 and Schedule 13E-3 that may be filed by the Company and the Schedule TO and related tender offer documents that may be filed by Emerson. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company, and the Company disclaims any obligation to update the information contained in this communication as new information becomes available.